Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into on January 1, 2023 (“Effective Date”) by and between Frank Ingrande (the “Employee”) and International Land Alliance, Inc., a Wyoming corporation (the “Company”).

1.	DUTIES AND SCOPE OF EMPLOYMENT.

(a)	POSITION. For the term of his employment under this Agreement (“Employment”), the Company agrees to employ the Employee in the position of President or in such other position as the Company subsequently may assign to the Employee. The Employee shall report to the Company’s Chief Executive Officer.

(b)	DUTIES. The Employee will manage all finance functions in the Company, with emphasis on operations, including, but not limited to, sales and marketing, construction, budgets, financial reporting and revenue models. Employee will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)	NO CONFLICTING OBLIGATIONS. The Employee represents and warrants to the Company that he may be under obligations or commitments, whether consulting, employment, contractual or otherwise, with other companies, but under no circumstances will those commitments be inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which he or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

2.	CASH AND INCENTIVE COMPENSATION.

(a)	SALARY. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of $120,000 (one hundred twenty thousand dollars) (the “Base Salary”).

(b)	AUTO ALLOWANCE. The Company shall pay the Employee $500 per month for an auto allowance.

(c)	INCENTIVE BONUS. The Employee shall receive $865,000 payable in shares of the Company’s common stock and issued pro rate over term of Employment.

(d)	RELOCATION. The Employee is expected to maintain a primary working place in San Diego, California. Should the Company require the Employee to relocate to any other location more than 35 miles from San Diego, California, then the Company will reimburse the Employee for temporary living costs and travel costs incurred for up to 12 months after the effective date of the change of location. The Employee will obtain temporary living facilities at a Residence Inn or equivalent lodging convenient to such location as Employee may be assigned. The Employee will make every effort to minimize temporary living expenses. The Employee will be afforded all relocation benefits afforded other executives of the Company to the extent that the Employee will be “kept whole” financially in relocating to such other location as Employee may be assigned.

(e)	OTHER. The Employee shall participate in any additional compensation, incentive and benefit programs offered by the Company to similarly situated executive Employees. If the Employee elects not to participate in the Company sponsored medical, dental and vision benefit program, the Company will pay the Employee in cash the Company’s cost for providing such programs.

(f)	SHARE RESTRICTIONS. Except as outlined in Paragraph 2. (b) above, all additional shares of common stock issued hereunder will have not been registered under the Act or under any state securities law. Employee understands that the Shares will be characterized as “restricted” securities under federal securities laws and that under such laws and applicable regulations such Shares may not be resold without registration except in certain limited circumstances. Employee agrees that he will not sell all or any portion of the Shares except pursuant to registration under the Act or pursuant to an available exemption from registration under the Act. Employee understands and acknowledges that all certificates representing the Shares shall bear the following legend or a legend of similar import and the Company shall refuse to transfer the Shares except in accordance with such restrictions:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER CERTAIN STATE SECURITIES LAWS. NO SALE OR TRANSTER OF THESE SHARES MAY BE MADE IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) AN OPINION OF COUNSEL ACCEPTABLE TO COMPANY THAT REGISTRATION UNDER THE ACT OR UNDER APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED SALE OR TRANSFER.”

3. VACATION AND EMPLOYEE BENEFITS. During the term of his Employment, the Employee shall be eligible to take up to four weeks paid vacation per annum in accordance with the Company’s standard policy applicable to all of its Employees, as it may be amended from time to time. Any unused vacation time in any calendar year shall not be carried forward to the next calendar year and shall be forfeited. During the term of his Employment, the Employee shall be eligible to participate in any Employee benefit plans maintained by the Company for similarly situated executive Employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

4. BUSINESS EXPENSES. During the term of his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. Any single expenditure in excess of $500 shall require the prior approval of the Company’s Chief Executive Officer or Chief Financial Officer in the form of the Company’s normal travel authorization.

5.	TERM OF EMPLOYMENT.

(a)	BASIC RULE. The Company agrees to continue the Employee’s Employment, and the Employee agrees to remain in Employment with the Company, from the Effective Date until the earlier of:

(i) The close of the applicable Initial Term or Renewal Period, as determined under Subsection 5(b) below; or

(ii) The date when the Employee’s Employment terminates pursuant to Subsection 5(c) below.

(b)	INITIAL TERM AND RENEWAL PERIODS. The initial term of this Agreement shall end on January 1, 2028 (the “Initial Term”). Thereafter this Agreement shall automatically be renewed for successive 12-month periods (the “Renewal Periods”), unless either party has given the other party written notice of non-renewal not less than 45 days prior to the close of the Initial Term or Renewal Period then in effect.

(c)	EARLY TERMINATION. The Employee may terminate his Employment at any time and for any reason (or no reason) by giving the Company 30 days’ advance notice in writing. The Company may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Employee 30 days’ advance notice in writing. The Company may also terminate the Employee’s active Employment due to Permanent Disability by giving the Employee notice in writing. For all purposes under this Agreement, “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform his duties under this Agreement for 60 or more consecutive days or for 90 or more days during any 12-month period as the result of his incapacity due to physical or mental injury, disability or illness. The Employee’s Employment shall terminate automatically in the event of his death.

(d)	EMPLOYMENT AT WILL. The Employee’s Employment with the Company shall be “at will.” Any contrary representations which may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

(e)	RIGHTS AND OBLIGATIONS UPON TERMINATION. Except as expressly provided in Section 6, upon the termination of the Employee’s Employment pursuant to this Section 5, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee. The termination of this Agreement shall not limit or otherwise affect the Employee’s obligations under Section 7.

6.	TERMINATION BENEFITS.

(a)	GENERAL RELEASE. Any other provision of this Agreement notwithstanding, Subsections 6(b) and (c) below shall not apply unless the Employee (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

(b)	SEVERANCE PAY. The Company shall pay the Employee the equivalent of his Base Compensation and prorated incentive bonus in Section 2(b) above, as follows:

(i) The Company was subject to a Change in Control and, within 12 months thereafter, the Employee resigns for Good Reason or is terminated, two (2) years severance pay is payable in one lump sum; or

(ii) If Employee is terminated for Cause or this Agreement is not renewed pursuant to Section 5(b), Employee shall not be entitled to any Severance Pay.

Base Compensation under this Subsection 6(b) shall be paid at the rate in effect at the time of the termination of Employment.

(c)	EMPLOYEE BENEFITS. If Subsection 6(b) above applies, the Company shall continue the coverage of the Employee and then covered dependents (if applicable) under any Employee benefit plans described in Section 3 for a period following the effective date of the termination of the Employee’s employment for a period equal in term to the length of severance pay determined in Subsection 6(b) above consistent with the health care continuation requirements of COBRA. To the extent that such plans or the insurance contracts or provider agreements associated with such plans do not permit the extension of the Employee’s coverage following the termination of his active employment, the Company shall pay the Employee cash in an amount equal to the cost to the Company of the coverage that cannot be provided. The cash payments shall be made in accordance with Subsection (b) above.

(d)	COBRA. If Subsection 6(b) above applies, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his Employment, then the date of the “qualifying event” for purposes of COBRA shall be the Employee’s last day of active employment.

(e)	DEFINITION OF “CAUSE.” For all purposes under this Agreement, “Cause” shall mean:

(i) The Employee’s misconduct relating to the Company’s published policies for conducting the Company’s business affairs, if such misconduct continues for 15 days or more after the Company has given the Employee written notice describing such misconduct and advising him of the consequences of such misconduct under this Agreement; provided that such notice shall be required only with respect to the first occurrence of such misconduct;

(ii) The Employee’s conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(iii) The Employee’s failure or refusal to carry out the reasonable directives of the Company, if such failure continues for three days or more after the Company has given the Employee written notice describing such failure and advising him of the consequences of such failure under this Agreement; provided that such notice shall be required only with respect to the first such failure;

(iv) Any breach of this Agreement, the Proprietary Information and Inventions Agreement between the Employee and the Company, or any other agreement between the Employee and the Company;

(v) Threats or acts of violence directed at any present, former or prospective Employee, independent contractor, vendor, customer or business partner of the Company; or

(vi) Fraud, dishonesty or embezzlement involving the assets or revenues of the Company or its affiliates, customers or suppliers.

(f)	DEFINITION OF “CHANGE IN CONTROL.” For all purposes under this Agreement, “Change in Control” shall mean:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such transaction own immediately after such transaction 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board, as a result of which fewer than a majority of the incumbent directors are directors who either (A) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the “original directors”) or (B) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved provided, however this subsection shall not apply to any change of Directors required in order to comply with the Sarbanes-Oxley Act of 2002, as amended;

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (iv), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (A) a trustee or other fiduciary holding securities under an Employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company; or

(v) Any change in control required to be reported by Item 1 of Form 8-K of the Securities and Exchange Commission or by Item 6(e) of Schedule 14A set forth in Rule 14a-101 under the Exchange Act (or by any successor of either).

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding Company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)	DEFINITION OF “GOOD REASON.” For all purposes under this Agreement, “Good Reason” shall mean:

(h) A significant diminution in the nature or scope of the Employee’s authority, duties or responsibilities in effect immediately prior to the Change in Control;

(ii) Any reduction in the rate of the Employee’s Base Compensation in effect immediately prior to the Change in Control or a reduction of 10% or more in the value of the Employee’s aggregate compensation and benefits in effect immediately prior to the Change in Control;

(iii) The relocation of the Employee’s principal place of employment to a site more than 35 miles removed from his principal place of employment immediately prior to the Change in Control; or

(iv) An increase of 25% or more in the average amount of time per month that the Employee is required to take overnight trips from his principal place of employment, relative to the average amount of time per month that the Employee was required to take overnight trips from his principal place of employment immediately prior to the Change in Control.

7.	EMPLOYEE’S COVENANTS.

(a)	NON-SOLICITATION. During the period commencing on the date of this Agreement and continuing until the second anniversary of the date when the Employee’s Employment terminated for any reason, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Employee’s own behalf or on behalf of any other person or entity) either (i) the employment of any Employee of the Company or any of the Company’s affiliates or (ii) the business of any customer of the Company, or of any of the Company’s affiliates, with whom the Employee had contact during his Employment. During such period, the Employee shall not encourage or induce, or take any action that has the effect of encouraging or inducing, any Employee of the Company or any of the Company’s affiliates to terminate his or her employment.

(b)	NON-DISCLOSURE. The Employee will execute the Company’s standard Proprietary Information and Inventions Agreement simultaneously with the execution of this Agreement, which is incorporated herein by reference.

(c)	NON-COMPETITION. If this Agreement is terminated for any reason, during the twelve month period following the effective date when the Employee’s employment is terminated, the Employee shall not, directly or indirectly (other than on behalf of the Company or with the Company’s prior written consent, which will not be unreasonably withheld), engage in a Competitive Business Activity. The term “Competitive Business Activity” shall mean:

(i) Engaging in, or managing or directing persons engaged in, any business in which the Company or any of the Company’s affiliates is engaged at the time of the termination of the Employee’s Employment, whether independently or as an Employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise;

(ii) Acquiring or having an ownership interest in any entity that derives more than 15% of its gross revenues from any business in which the Company or any of the Company’s affiliates is engaged at the time of the termination of the Employee’s Employment, except for ownership of 1% or less of any entity whose securities are freely tradable on an established market; or

(iii) Participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in Subsection 7(c)(ii) above.

(d)	However, in the event that the acquisition by the Company of 75% of Rancho Costa Verde Development, LLC, as set forth in that certain Securities Purchase Agreement dated December 28, 2022, is not completed on or before March 31, 2024 (the “Termination of RCVD Agreement”), it is specifically understood and agreed that upon the Termination of the RCVD Agreement, the Employee’s employment will be terminated and all Employee rights, obligations and benefits will be governed by Section (5) Early Termination, nothing in this section 7(c) Non-Competition provision shall prohibit Employee from the business of selling lots and/or house construction on the lots at the Rancho Costa Verde project in San Felipe, Mexico.

(e)	NON-DISPARAGEMENT. If Employee’s Employment is terminated for any reason, the Employee shall not directly or indirectly, personally or through others, disparage the Company or its management.

(f)	INJUNCTIVE RELIEF. The Employee acknowledges and agrees that his failure to perform any of his covenants in this Section 7 would cause irreparable injury to the Company and cause damages to the Company that would be difficult or impossible to ascertain or quantify. Accordingly, without limiting any other remedies that may be available with respect to any breach of this Agreement, the Employee consents to the entry of an injunction to restrain any breach of this Section 7.

(g)	SURVIVAL. The covenants in this Section 7 shall survive any termination or expiration of this Agreement and the termination of the Employee’s Employment with the Company for any reason.

8.	SUCCESSORS.

(a)	COMPANY’S SUCCESSORS. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, which become bound by this Agreement.

(b)	EMPLOYEE’S SUCCESSORS. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.	MISCELLANEOUS PROVISIONS.

(a)	NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when (i) personally delivered, (ii) delivered to the U.S. Postal Service for delivery by registered or certified mail or (iii) delivered to a comparable private service offering guaranteed deliveries in the ordinary course of its business. Notice under clauses (ii) and (iii) shall be valid only if delivery charges have been prepaid and a return receipt will be furnished. In the case of the Employee, notice under clauses (ii) and (iii) shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, notice under clauses (ii) and (iii) shall be addressed to its corporate headquarters and directed to the attention of its Secretary.

(b)	MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)	WHOLE AGREEMENT. This Agreement supersedes any prior employment agreement between the Employee and the Company. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement between the Employee and the Company contain the entire understanding of the parties with respect to the subject matter hereof.

(d)	WITHHOLDING TAXES. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e)	CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (except their provisions governing the choice of law).

(f)	SEVERABILITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)	NO ASSIGNMENT. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i)	COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

INTERNATIONAL LAND ALLIANCE, INC.:

/s/ Roberto Valdes
By:	Roberto Valdes
Title:	CEO

EMPLOYEE:

/s/ Frank Ingrande
Frank Ingrande